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                                                                    EXHIBIT 99.1



FROM: PETER W. THONIS, GTE, 972-507-5367; peter.thonis@hq.gte.com

                                                         Jan. 19, 1999


                         GTE PROVIDES 1999 BUSINESS UPDATE

IRVING, Texas-- Reflecting the company's continuing commitment to achieve profitable growth in a highly competitive environment, GTE Corp. today reaffirmed its target of 13-15 percent earnings per share growth in 1999 and beyond, outlined specific actions in support of this objective, and noted other factors impacting its reporting of financial results.

     Highlights include:

o An expected one-time, non-cash gain to GTE of approximately $300 million after tax in the first quarter of 1999, resulting from the merger of Canada's TELUS Corp. and BC TELECOM, in which GTE had a 51 percent stake.

o Moderation of plans to expand GTE's national sales, service and marketing operation, and increased focus of the roll-out of the company's long distance activities within bundled telecom offerings. These actions, together with accelerating competition in GTE's wireline and wireless operations, will impact revenue growth reported from "continuing operations," which are expected to grow in the high single digits through 1999, rather than the 10-12 percent previously estimated.

o Cost-cutting initiatives, including programs to reduce expenses and decrease the number of contractors and employees, primarily through attrition and other voluntary efforts, in U.S. operations, which will save the company in excess of $600 million annually starting in early 1999. Details of these initiatives will be announced in the first quarter of 1999 as plans are finalized. The company expects a one-time charge in the first quarter to recognize the cost-cutting initiatives. GTE said the gain from the BC TEL transaction in the quarter is expected to more than offset the charge from cost initiatives, resulting in a neutral to modestly positive impact on earnings.

                                                                          -more-

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         GTE Chairman and CEO Charles R. Lee said, "Our strategy consistently has been to focus on profitable growth, not growth at any cost. As the industry becomes increasingly competitive, we will continue to align our strategies and costs with market realities to ensure we meet our most important financial objective of enhancing shareholder value. However, while we are moderating expansion in certain areas, we are continuing to invest in high-growth opportunities, such as data, and in national service delivery capabilities. These investments will help bolster our top line revenue growth longer term and enhance our competitive positioning as well."

         GTE's decision to moderate the pace of its nationwide expansion is based on a number of factors, including the high current cost of acquiring and provisioning, on a resale basis, customers outside of GTE franchises; the complexity of interconnection; the evolving regulatory environment; and the belief that its out-of-franchise expenditures will be more cost-effective after the merger with Bell Atlantic. The company plans in 1999 to expand its competitive local exchange carrier (CLEC) operations to three additional states, focusing more heavily on in-franchise opportunities, until regulatory pricing rules affecting out-of-franchise initiatives are better defined. Additionally, GTE will continue to invest in service and delivery platforms that will lower future costs and which are essential to becoming a national, full-service provider.

         In its fast-growing long distance business, GTE said it will take two key steps to more appropriately match acquisition costs for long-distance customers with the expected revenue stream: the company will increase its focus on selling long distance as part of a bundled service package, and will use more cost-efficient, direct sales channels. Because of these steps, GTE will be growing its long-distance customer base in a more cost-effective manner.

         "We are confident in our ability to be a profitable growth company and value generator for our shareholders," Mr. Lee said. "We have made pro-active decisions to sacrifice short-term revenue growth for short- and long-term earnings growth, even as we work to complete our merger with Bell Atlantic. These actions, as well as our continued investments, will better position us for the further acceleration in revenue and EPS growth that we have projected for the combined company."

                                                                          -more-

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         With 1997 revenues of more than $23 billion, GTE is one of the world's largest telecommunications companies and a leading provider of integrated telecommunications services. In the United States, GTE provides local service in 28 states and wireless service in 17 states; nationwide long-distance and internetworking services ranging from dial-up Internet access for residential and small-business consumers to Web-based applications for Fortune 500 companies; as well as video service in selected markets.

         Outside the United States, the company serves more than 9 million telecommunications customers. GTE is also a leader in government and defense communications systems and equipment, directories and telecommunications-based information services, and aircraft-passenger telecommunications.

                                      # # #

NOTE: The revenue objective outlined here from "Continuing Operations" normalizes for the effects of actions GTE outlined today as well as those announced previously, such as the repositioning and disposition of certain non-strategic GTE properties. This guidance also reflects the de-consolidation of BC TEL's revenues due to its merger with TELUS. In addition, GTE will increase its ownership of CTI Holdings S.A., a wireless venture in Argentina, resulting in the need to consolidate CTI's revenues into GTE's fourth quarter financial results. The impact of this change is also reflected in the revenue objective.

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FORWARD LOOKING STATEMENTS:


This announcement contains forward-looking statements. For each of these statements, GTE claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from GTE's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements.


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The following important factors could affect the future results of GTE and the combined company following GTE's proposed merger with Bell Atlantic, and could cause these results to differ materially from those expressed in this announcement; materially adverse changes in economic conditions; material changes in available technology; the final resolution of certain federal, state and local regulatory initiatives and proceedings pertaining to, among other matters, the terms of interconnection, access charges, universal service, unbundled network elements and resale rates; the effects of competition in GTE's markets; the success of GTE's efforts in achieving year 2000 compliance; the timing of, and regulatory and other conditions associated with, the completion of the merger with Bell Atlantic; and the success of GTE's efforts to provide a bundle of products and services through GTE's CLEC.

GTE's Report on Form 10-Q for the quarter ended September 30, 1998 discusses in greater detail the important factors that could cause its actual results to differ materially.